PROSPECTUS Dated March 26, 1998                    Pricing Supplement No. 8 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                       Dated April 16, 1998
                                                                Rule 424(b)(3)

                       Morgan Stanley Dean Witter & Co.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
            Euro Floating Rate Senior Bearer Notes Due May 11, 2000

                                 --------------

               The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due May 11, 2000) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Dean Witter & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount: ITL 20,000,000,000

Maturity Date: May 11, 2000; provided that if such day is not a Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

Settlement and Issue Date: May 11, 1998

Interest Accrual Date: May 11, 1998

Issue Price: 100%

Specified Currency: Italian Lira ("ITL")

Redemption Percentage at Maturity: See "Other Provisions" below.

Base Rate: LIBOR.

Spread (Plus or Minus): Plus 4.00% per annum.

Spread Multiplier: N/A

Alternate Rate Event Spread: N/A

Index Currency: Italian Lira

Index Maturity: 6 months

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Optional Repayment Date(s): N/A

Total Amount of OID: None

Original Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Interest Payment Dates: Each May 11 and November 11, commencing November 11,
                        1998 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day.

Interest Payment Period: Semiannually.

Initial Interest Rate: The initial rate will be determined two London Banking
                       Days prior to the date of issuance.

Initial Interest Reset Date: November 11, 1998; provided that if such day is not a Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial Interest Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset Dates: Each Interest Payment Date.

Interest Reset Periods: The period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date.

Interest Determination Date: Two London Banking Days preceding each Interest
                             Reset Date

Reporting Service: Telerate 3740

Business Days: Milan, London, New York and Athens

Agent: Morgan Stanley & Co. International Limited

Calculation Agent: The Chase Manhattan Bank (London Branch)

Paying Agent: The Chase Manhattan Bank (London Branch)

Exchange Rate Agent: Morgan Stanley & Co. International Limited

Denominations: ITL 20,000,000,000

Common Code: 8660247

ISIN: XS0086602470

Other Provisions:

Redemption Amount at Maturity: At maturity, the principal amount per Note will be 3,514,938,489 Greek Drachmae.

      Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER